As filed with the Securities and Exchange Commission on July 1, 2011

Registration No. 333-155275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BECKMAN COULTER, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-10109	95-104-0600
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

250 S. Kraemer Blvd.

Brea, California 92822

(714) 871-4848

(Address, including ZIP Code, and telephone number, including area code, of Registrant’s principal executive offices)

Jeffrey D. Linton

Senior Vice President and General Counsel

Beckman Coulter, Inc.

250 S. Kraemer Blvd.

Brea, California 92822

(714) 871-4848

(Name, address, including ZIP code, and telephone number, including area code, of agent for service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3, Registration No. 333-155275, (the “Registration Statement”) pertaining to the registration of an indeterminate amount of debt securities, common stock, preferred stock, depositary shares, warrants, securities issuable upon exchange or conversion of debt securities, preferred stock, depositary shares, and warrants, and rights to purchase participating preferred stock of Beckman Coulter, Inc. (the “Company”), which was originally filed with the Securities and Exchange Commission on November 12, 2008.

On February 6, 2011, the Company entered into an Agreement and Plan of Merger with Danaher Corporation, a Delaware corporation (“Danaher”), and Djanet Acquisition Corp., which, at the time, was a Delaware corporation and an indirect wholly-owned subsidiary of Danaher (“Merger Sub”) (such agreement, the “Merger Agreement”), pursuant to which Merger Sub was merged with and into the Company, and the Company became an indirect wholly-owned subsidiary of Danaher on June 30, 2011 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brea, California, on July 1, 2011.

BECKMAN COULTER, INC.

By:	/s/ Charles P. Slacik
Name: Charles P. Slacik Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Robert Hurley J. Robert Hurley	President and Chief Executive Officer (Principal Executive Officer)	July 1, 2011

/s/ Charles P. Slacik Charles P. Slacik	Chief Financial Officer (Principal Financial Officer)	July 1, 2011

/s/ Carolyn D. Beaver Carolyn D. Beaver	Controller and Chief Accounting Officer (Principal Accounting Officer)	July 1, 2011

/s/ Daniel L. Comas Daniel L. Comas	Director	July 1, 2011

/s/ Robert S. Lutz Robert S. Lutz	Director	July 1, 2011